                                                                Exhibit 4.11.5.1

                            LAURUS MASTER FUND, LTD.
                          825 Third Avenue, 14th Floor
                            New York, New York 10022


                                                        May 14, 2004


Epixtar Corp.
11900 Biscayne Boulevard, Suite 262
Miami, Florida 33181
Attn:  David Srour


         Re:      Laurus Restricted Account: Account Number 2704051586,
         Account Name: Epixtar Corp., maintained at North Fork Bank (the "Laurus Restricted Account").


         Reference is made to (i) that certain Securities Purchase Agreement, dated as of May 14, 2004 (as amended, modified or supplemented from time to time, the "Purchase Agreement"), by and between Epixtar Corp., a Florida corporation (the "Company"), and Laurus Master Fund, Ltd. (the "Purchaser") and
(ii) that certain Laurus Restricted Account Agreement, dated as of May 14, 2004 (as amended, modified or supplemented from time to time, the "Laurus Restricted Account Agreement"), by and among the Company, Laurus and North Fork Bank (the "Bank"). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Laurus Restricted Account Agreement, as applicable. Pursuant to the Section 3.2 of the Purchase Agreement, the Company is required to place $1,930,000 in the Laurus Restricted Account, and, subject to the provisions of this letter, the Purchase Agreement and any Related Agreement, maintain such amount in the Laurus Restricted Account for as long as the Purchaser shall have any obligations outstanding under the Note and to assign the Laurus Restricted Account for the benefit of the Purchaser as security for the performance of the Company's obligations to the Purchaser.

         The Purchaser and the Company desire to clarify certain aspects regarding the use of funds contained in the Laurus Restricted Account, and for good consideration, the receipt and sufficiency of which is here acknowledged, the Company and the Purchaser agree that, so long as no Event of Default (as defined in the Note) has occurred and is continuing beyond any applicable grace period (subject to such Event of Default being waived by the Purchaser), at such time as (x) the Registration Statement referred to, and defined, in the Registration Rights Agreement has become effective, (y) the entire amount of indebtedness outstanding (including, without limitation, principal, interest and fees) under the Bridge Loan Documents has either been fully converted into Common Stock and/or been repaid in full in cash and (z) the Purchaser shall have received written notification satisfactory to it from the Lustigman Firm, P.C., special Federal Trade Commission ("FTC") counsel to the Company, that the Stipulated Order for Permanent Injunction and Final Judgment with respect to that certain action instituted against the Company and certain of its Subsidiaries by the FTC on October 30, 2003 (the "Stipulated Order") has been executed by the Company and by FTC Staff Counsel, and the Stipulated Order has been forwarded to FTC headquarters in Washington D.C. for review and final approval by the FTC, then the Purchaser shall direct the Bank, pursuant to a Release Notice (as defined in the Laurus Restricted Account Agreement), to wire the entire amount of funds contained in the Laurus Restricted Account to such bank account as the Company may direct the Purchaser in writing. In addition, at such time as (and not until) the aggregate outstanding Principal Amount (as defined in the Note) of the Note has been reduced (through voluntary or mandatory prepayments or conversions) to $1,930,000, promptly following any conversion of a Monthly Principal Amount (as defined in the Note) or such other Principal Amounts into Common Stock of the Company (such event, a "Conversion"), the Purchaser shall direct the Bank, pursuant to a Release Notice (as defined in the Laurus Restricted Account Agreement), to wire an amount of funds equal to the corresponding dollar amount by which the aggregate Principal Amount of the Note has been reduced pursuant to such a Conversion from the Laurus Restricted Account to such bank account as the Company may direct the Purchaser in writing.

         This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

         If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

                                                    Signed,

                                                    LAURUS MASTER FUND, LTD.


                                                    By:____________________
                                                    Name:
                                                    Title:


Agreed and Accepted this 14th day of May, 2004.

EPIXTAR CORP.

By:_____________________
Name:
Title: